Exhibit 99.4

June 14, 2023

Geoff Vernon
Vice President of Reservoir Engineering and A&D
Earthstone Energy, Inc.
1400 Woodloch Forest Dr., Suite 300
The Woodlands, Texas 77380

Re:     Evaluation Summary – NYMEX Strip Price Case
         Novo Oil and Gas Holdings, LLC Interests
         Proved Plus Probable and Possible Reserves
        Certain Properties in New Mexico and Texas
    As of May 1, 2023

Dear Mr. Vernon:

    As you have requested, this report was completed on June 14, 2023 for the purpose of submitting our estimates of proved plus probable and possible reserves and forecasts of economics attributable to the interests of Novo Oil and Gas Holdings, LLC (“Novo”) interests, which Earthstone Energy Holdings, LLC (“Earthstone”) intends to acquire with an effective date May 1, 2023. This report represents only those interests to be acquired directly by Earthstone or approximately 66.7% of Novo’s total proved plus probable and possible reserves, which are made up of oil and gas properties in Culberson and Ector Counties, Texas and Eddy County, New Mexico. This report utilized a NYMEX strip price deck quoted on May 24, 2023. The results of this evaluation are presented in a composite summary by reserve category below:

			Proved
		Proved	Developed	Proved
		Developed	Non-	Developed	Proved	Total	Probable	Possible
		Producing	Producing	Shut-In	Undeveloped	Proved	Undeveloped	Undeveloped
Net Reserves
Oil	- Mbbl	13,513.0	4,911.5	0.0	15,345.8	33,770.3	2,572.7	20,015.4
Gas	- MMcf	132,708.2	49,655.6	0.0	68,745.9	251,109.6	9,235.2	247,384.5
NGL	- Mbbl	18,526.8	6,551.4	0.0	10,402.3	35,480.5	1,389.2	31,633.0
Net Revenue
Oil	- M$	891,325.1	328,080.7	0.0	974,472.7	2,193,878.5	158,628.5	1,230,037.9
Gas	- M$	403,446.3	155,958.4	0.0	225,549.6	784,954.2	30,578.0	819,726.7
NGL	- M$	358,191.5	126,374.6	0.0	194,007.1	678,573.2	25,500.0	579,339.0
Severance Taxes	- M$	112,242.2	35,745.9	0.0	102,890.1	250,878.3	15,777.6	146,439.9
Ad Valorem Taxes	- M$	3,788.4	2,457.2	0.0	516.5	6,762.0	97.5	12,644.0
Operating Expenses	- M$	553,289.9	186,989.7	44.6	397,354.5	1,137,678.7	53,914.5	922,639.9
Abandonment Costs	- M$	6,939.9	1,581.7	342.4	5,400.8	14,264.8	733.8	8,860.7
Future Development Costs	- M$	0.0	43,361.2	0.0	393,659.9	437,021.1	59,615.4	732,775.6
Net Oper. Income (BFIT)	- M$	976,702.2	340,278.1	-387.1	494,207.6	1,810,801.3	84,567.5	805,743.2
Discounted @ 10%	- M$	671,053.6	241,258.3	-384.2	260,155.6	1,172,082.9	36,304.1	262,929.9

Novo Oil and Gas Holdings, LLC Interests
June 14, 2023

Future net revenue is prior to deducting state production taxes and ad valorem taxes. Future net cash flow is after deducting these taxes, future capital (development) costs and operating expenses, but before consideration of federal income taxes. The future net cash flow has been discounted at an annual rate of ten percent to determine its “present worth”. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the reserves.

    The oil reserves, which include oil and condensate volumes, and natural gas liquid (NGL) volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base.

Hydrocarbon Pricing
    As requested, oil and gas prices were adjusted to the following May 24, 2023 NYMEX strip prices:

            WTI Cushing    Henry Hub
            Oil Price    Gas Price
        Year    $/BBL    $/MMBTU
        2023    73.23    2.732
        2024    69.93    3.548
        2025    66.63    4.082
        2026    64.04    4.088
    2027    61.83     4.068
        2028    60.97     4.068
         Thereafter    Flat    Flat
        Cap    60.97    4.068

    Oil prices were held constant beginning January 1, 2028 at $60.97 per BBL, and beginning January 1, 2027, gas prices were held constant at $4.068 per MMBTU. NGL prices were applied at 30.0% of WTI Cushing oil prices as provided. Adjustments to oil and gas prices were made based upon data provided by Earthstone and include local basis differential, treating cost, transportation charges and/or crude quality and gravity corrections.

Future Development Costs, Expenses and Taxes
    Capital expenditures (Future Development Costs), lease operating expenses and ad valorem tax values were forecast as provided by Earthstone. As you explained, the capital costs were based on the most current estimates, lease operating expenses were based on the analysis of historical actual expenses, operating overhead is included for non-operated properties and no credit or deduction is made for producing overhead paid to the company by other owners of the operated properties. Lease operating expenses are based on operator and wellbore orientation and are applied on a well-by-well or unit-by-unit basis. Capital costs and lease operating expenses were held constant.

    Severance and ad valorem tax rates were applied at effective rates based on historic data as provided by Earthstone on a well-by-well basis.

Reserve Estimation Methods
    Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy.

    Non-producing, both developed and undeveloped, reserve estimates were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting non-producing reserves. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report.

Novo Oil and Gas Holdings, LLC Interests
June 14, 2023

    This evaluation includes 21 developed non-producing wells (drilled but uncompleted) anticipated to begin production in 2023 and 2024 and 72 proved undeveloped locations, all of which are commercial using strip pricing presented herein. Also included are six (6) shut-in wells which have no reserves associated with them, only anticipated plugging and abandoning expenses, and are included herein for inventory and accounting purposes only.

    Each of these commercial drilling locations proposed as part of Earthstone’s development plans conforms to the proved undeveloped standards as set forth by the Petroleum Resources Management System. In our opinion, Earthstone has indicated it has every intent to complete this development plan as scheduled.  Furthermore, Earthstone has demonstrated that it has adequate company staffing, financial backing and prior development success to ensure this development plan will be fully executed.

Miscellaneous
    An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. Further, the costs of plugging and abandonment wells have been included herein as provided.

The reserve classifications and the economic considerations applied herein conform to the criteria set forth in the June 2018 Petroleum Resources Management System (PRMS) approved by the Society of Petroleum Engineers (SPE). The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties in effect on the effective date, except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. All reserve estimates represent our best judgment based on data available at the time of preparation, and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

    The reserve estimates and forecasts were based upon interpretations of data furnished by Earthstone and available from our files. Ownership information and economic factors such as liquid and gas prices, price differentials and expenses were furnished by Earthstone. To some extent, information from public records was used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

Closing
    Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 60 years. This evaluation was supervised by W. Todd Brooker, President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties, Earthstone Energy, Inc., Earthstone Energy Holdings, LLC or Novo Oil and Gas Holdings, LLC and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report. Our work-papers and related data utilized in the preparation of these estimates are available in our office.

Novo Oil and Gas Holdings, LLC Interests
June 14, 2023

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

/s/ W. Todd Brooker
W. Todd Brooker, P.E. President

/s/ Robert P. Bergeron, Jr., P.E.
Robert P. Bergeron, Jr., P.E. Reservior Engineer